EXHIBIT 99.1

Labor Ready Announces 2007 Third Quarter Results

TACOMA, Wash. – October 17, 2007 — Labor Ready, Inc. (NYSE:LRW) reported revenue for the third quarter ended Sept. 28, 2007 of $390.7 million, an increase of 4.4 percent from $374.1 million for the third quarter of 2006. Net income for the third quarter was $22.7 million or $0.51 per diluted share, a decrease in net income of 8.5 percent, as compared to $24.8 million or $0.48 per diluted share for the third quarter of 2006.

“Although the operating environment in industrial staffing remains difficult, we continued our positive momentum in same branch sales growth and stabilized our gross profit margin this quarter despite the minimum wage increases throughout the year,” said Labor Ready CEO Steve Cooper.

Revenue for the quarter from branches open 12 months or longer increased 1.2 percent over the same quarter a year ago.

A recent acquisition provided 3 percent of additional revenue growth for the quarter. As expected, the acquisition’s contribution to net income was slight due to related amortization of intangible assets.

Labor Ready opened six new branches and closed 19 branches during the quarter resulting in 919 branches in operation at the end of the quarter. The company anticipates closing approximately 16 additional branches during the fourth quarter of 2007.

“We will have closed approximately 47 branches during 2007 as a result of the downturn in demand for our services, said Cooper. “We are a disciplined company and will continue to use the flexibility of our business model to control costs and scale our operations to meet demand.”

During the quarter the company purchased approximately 2.5 million shares of its outstanding common stock for $53 million, which leaves $40 million available to purchase additional shares under the current share repurchase authorization. Since the beginning of 2006, the company has purchased approximately 11.7 million shares of its common stock at the cost of $237 million.

Labor Ready also provided guidance for the fourth quarter and updated its outlook for 2007. For the fourth quarter, the company estimates revenue in the range of $345 million to $350 million and net income per diluted share between $0.32 and $0.34.

Management will discuss the company’s performance with analysts on a conference call at 5 p.m. (ET) today, Oct. 17, 2007. The conference call will be broadcast on the internet at www.laborready.com and archived later in the day for replay.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on Labor Ready customers; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) Labor Ready’s ability to timely execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of blue-collar staffing with three business lines including general labor, light industrial and skilled trades. The company operates under the brand names of Labor Ready for its general labor business line; Spartan Staffing for its light industrial business line; and CLP Resources for its skilled trades business line. The company’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, the company serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, VP, Corporate Communications

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

Revenue from services	$390,672	$374,126	$1,032,040	$1,010,970
Cost of services	265,168	253,262	701,858	687,738
Gross profit	125,504	120,864	330,182	323,232
Selling, general and administrative expenses	89,077	81,790	248,355	235,523
Depreciation and amortization	3,402	2,441	8,661	7,909
Income from operations	33,025	36,633	73,166	79,800
Interest and other income, net	2,504	3,018	8,223	8,765
Income before tax expense	35,529	39,651	81,389	88,565
Income tax	12,806	14,823	29,545	33,655
Net income	$22,723	$24,828	$51,844	$54,910

Net income per common share:
Basic	$0.51	$0.48	$1.12	$1.04
Diluted	$0.51	$0.48	$1.11	$1.03

Weighted average shares outstanding:
Basic	44,487	51,690	46,484	52,882
Diluted	44,784	52,009	46,775	53,361

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEET

In Thousands

	September 28,	December 29,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$55,884	$107,944
Marketable securities	10,697	91,510
Accounts receivable, net	153,509	120,173
Other current assets	29,621	20,131
Total current assets	249,711	339,758
Property and equipment, net	42,659	31,949
Other assets	234,136	220,599
Total assets	$526,506	$592,306

Liabilities and shareholders’ equity
Current liabilities	$110,201	$101,385
Long-term liabilities	146,480	138,403
Total liabilities	256,681	239,788
Shareholders’ equity	269,825	352,518
Total liabilities and shareholders’ equity	$526,506	$592,306

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirty-Nine Weeks Ended
	September 28,	September 29,
	2007	2006

Cash Flows from Operating activities:
Net income	$51,844	$54,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,661	7,909
Provision for doubtful accounts	7,543	5,445
Deferred income taxes	(4,458)	(8,993)
Stock-based compensation	5,457	5,129
Excess tax benefits from stock-based compensation	(1,293)	(3,741)
Other operating activities	105	423
Changes in operating assets and liabilities, exclusive of business acquired:
Accounts receivable	(34,904)	(27,366)
Income taxes	10,829	5,798
Other assets	298	(6,559)
Accounts payable	1,696	(3,708)
Accrued wages and benefits	(342)	529
Workers’ compensation claims reserve	5,621	17,568
Other current liabilities	—	(38)
Net cash provided by operating activities	51,057	47,306

Cash Flows from Investing activities:
Capital expenditures	(16,311)	(10,141)
Maturities of marketable securities	227,706	57,771
Purchases of marketable securities	(146,901)	(59,410)
Purchase of Skilled Services Corporation, net of cash acquired	(26,456)	—
Change in restricted cash and other assets	809	284
Other	(167)	(167)
Net cash provided by (used in) investing activities	38,680	(11,663)

Cash Flows from Financing activities:
Purchase and retirement of common stock	(148,233)	(59,865)
Net proceeds from sale of stock through options and employee benefit plans	4,092	3,385
Excess tax benefits from stock-based compensation	1,293	3,741
Payments on debt	(842)	(1,013)
Net cash used in financing activities	(143,690)	(53,752)

Effect of exchange rates on cash	1,893	985

Net change in cash and cash equivalents	(52,060)	(17,124)

Cash and cash equivalents, beginning of period	107,944	82,155
Cash and cash equivalents, end of period	$55,884	$65,031